Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Deep Green Waste & Recycling, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule (2)		Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Fees to Be Paid	Equity	Shares of common stock $0.001 par value per share	457	(c)	635,632,186	$0.0023	$1,461,954	$0.0000927	$136

	Total Offering Amounts						$1,461,954		$136
	Total Fees Previously Paid								$136
	Total Fee Offsets								$0.00
	Net Fee Due								$0.00

(1)	The shares of Common Stock of Deep Green Waste & Recycling, Inc. (the “Registrant”) are being registered on this Registration Statement are issuable upon conversion of two outstanding convertible notes (500,000,000 of the shares of Common Stock being registered) at a conversion price of $0.0023 per share of Common Stock, upon exercise of outstanding warrants (133,333,334 of the shares of Common Stock being registered) at an exercise price of $0.0023 per share of Common Stock and 2,298,852 shares of Common stock previously issued as commitment shares.
(2)	The Offering price has been estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act and is based upon a $0.0023, which is the average of the high and low prices of the common stock on July 20, 2022 on the OTC Marketplace.
(3)	Previously paid. The fee is calculated by multiplying the aggregate offering amount by 0.0000927 pursuant to Section 6(b) of the Securities Act.